Name:	Nigel Travis
Number of Shares of Restricted Stock:	150,000
Date of Grant:	February 28, 2014

DUNKIN’ BRANDS GROUP, INC.
2011 OMNIBUS LONG-TERM INCENTIVE PLAN
RESTRICTED STOCK AGREEMENT

This agreement (this “Agreement”) evidences the grant of Restricted Stock (as defined in the Plan referenced below) (the “Award”) by Dunkin’ Brands Group, Inc. (the “Company”) to the undersigned (the “Grantee”), pursuant to and subject to the terms of the Dunkin’ Brands Group, Inc. 2011 Omnibus Long-Term Incentive Plan (as amended from time to time, the “Plan”), which is incorporated herein by reference.
1.Grant of Restricted Stock. The Company grants to the Grantee on the date set forth above (the “Date of Grant”) the number of shares of Restricted Stock of the Company set forth above (the “Shares”), in each case subject to adjustment pursuant to Section 7 of the Plan in respect of transactions occurring after the date hereof.
2.Meaning of Certain Terms. Except as otherwise defined herein, all capitalized terms used herein have the same meaning as in the Plan. The following terms shall have the following meanings:
(a)“Determination Date” means each of March 31, 2018, June 30, 2018, September 30, 2018 and December 31, 2018.
(b)“Employment Agreement” means the First Amended and Restated Executive Employment Agreement by and between the Grantee, the Company and Dunkin’ Brands, Inc. dated May 3, 2011, as amended from time to time.
(c)“Good Reason” has the meaning set forth in the Employment Agreement for so long as such agreement is in effect, or, if such agreement ceases to be in effect, the meaning set forth in any other individual agreement between the Grantee and the Company that contains a definition of “Good Reason” for so long as such agreement is in effect. Otherwise, “Good Reason” means the occurrence of any of the following:
i.a material diminution in the nature or scope of the Grantee’s responsibilities, duties, authority or status; provided that each of (A) a change in reporting relationships resulting from the direct or indirect control of the Company (or a successor corporation) by another corporation, (B) any diminution of the business of the Company or any of its Affiliates and (C) any sale or transfer of equity, property or other assets of the Company or any of its Affiliates (including any such sale or transfer or any other transaction or series of such transactions that results in a Change in Control) will be deemed not to constitute “Good Reason”;

ii.a relocation of the Grantee’s place of employment, without the Grantee’s consent, to a location that is more than fifty (50) miles from Canton, Massachusetts; or
iii.the Company’s failure to perform substantially any material term of this Agreement or any employment agreement with the Company or any of its Affiliates to which the Grantee is subject;
provided that, a termination will qualify as a termination for Good Reason only if (1) the Grantee gives the Company notice, within ninety (90) days of its first existence or occurrence (without the Grantee’s consent), of any or any combination of the eligibility conditions specified above; (2) the Company fails to cure the eligibility condition(s) within thirty (30) days of receiving such notice; and (3) the Grantee terminates his Employment not later than six months following the end of such 30-day period.
(d)“Hurdle” means, as of any date, the percentage calculated by assuming a 4% annual growth rate (with annual compounding) over the period beginning on March 31, 2014 and ending on such date. For example, as of March 31, 2016, the Hurdle would be equal to 8.16%.
(e)“S&P 500 Companies” means all of the companies that are included in the Standard & Poor’s 500 Composite Index on the relevant Determination Date or a Termination Date (as defined in Section 7 below), as applicable.
(f)“Total Shareholder Return” means the amount, expressed as a percentage, equal to the common stock price appreciation plus cash dividends (assuming reinvestment in the common stock of all cash dividends on the last business day of the month in which such dividend was paid at the closing price on such day, or if no closing price is reported on such day, on the immediately preceding day for which a closing price is so reported) from March 31, 2014 to the relevant Determination Date or Termination Date, as applicable. The Total Shareholder Return for the S&P 500 Companies will be determined as if each of the S&P Companies had been included in the Standard & Poor’s 500 Composite Index from the period beginning on March 31, 2014 and ending on the relevant Determination Date or Termination Date, as applicable. Unless otherwise determined by the Administrator, the calculation of total shareholder return for the S&P 500 Companies shall be determined in a manner consistent with the methodology used in S&P’s Compustat database.
3.Nontransferability of Shares. The Shares acquired by the Grantee pursuant to this Agreement shall not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of except as provided below and in the Plan.
4.Vesting. As used herein with respect to any Share, the term “vest” means the lapsing of the restrictions described herein with respect to such Share, subject to the terms of the Plan. Unless earlier terminated, relinquished or expired, subject to Sections 5, 6 and 7 below, all or a portion of the Shares shall vest on December 31, 2018 (the “Vesting Date”) to the extent the

Shares (or the applicable portion thereof) have become earned and eligible to vest under Section 5 below. Any Shares that have not become earned and eligible to vest under Section 5 or 6(a) below, or that have not become vested under Section 7, in each case, on or prior to the Vesting Date, shall be automatically and immediately forfeited on such date. Notwithstanding the foregoing, except as provided in Sections 6(b) and 7 below, no Shares shall vest on the Vesting Date unless the Grantee has remained in continuous Employment from the Date of Grant through the Vesting Date.
5.Eligibility to Vest. Subject to Sections 6 and 7 below, no Shares shall vest unless they have become earned and eligible to vest in accordance with this Section 5. The Shares (or a portion thereof) shall only be earned and become eligible to vest to the extent that the Company’s Total Shareholder Return is equal to or exceeds the median Total Shareholder Return of the S&P 500 Companies on a Determination Date. If such Total Shareholder Return performance condition described in the previous sentence has been met, then the portion of the Shares that will become earned and eligible to vest on a Determination Date will be as follows (it being understood that the number of Shares that become earned and eligible to vest as set forth below is a cumulative number, that there shall not be any duplication of the number of Shares earned on any Determination Date and, to the extent that a portion of the Shares has become earned and eligible to vest hereunder on a Determination Date it shall not thereafter cease to be earned and eligible to vest if the Company’s Total Shareholder Return decreases below the median Total Shareholder Return of the S&P 500 Companies following such Determination Date):
(a)    If the Company’s Total Shareholder Return equals the median Total Shareholder Return of the S&P 500 Companies on a Determination Date, 75,000 Shares will become earned and eligible to vest under Section 4 above on such date.
(b)    If the percentage by which the Company’s Total Shareholder Return exceeds the median Total Shareholder Return of the S&P 500 Companies on the applicable Determination Date is equal or greater than to the percentage set forth in the table below (each applicable minimum percentage, a “Minimum Excess Percentage”), 150,000 Shares will become earned and eligible to vest under Section 4 above on the applicable date.

Determination Date	Minimum Excess Percentage
March 31, 2018	16.99%
June 30, 2018	18.16%
September 30, 2018	19.33%
December 31, 2018	20.50%
(c)    If the percentage by which the Company’s Total Shareholder Return exceeds the median Total Shareholder Return of the S&P 500 Companies on an applicable Determination Date is less than the Minimum Excess Percentage, a number of Shares will become earned and eligible to vest under Section 5 above on the applicable Determination Date equal to (x) 75,000, plus (y) the number of Shares that is equal to

75,000 multiplied by a fraction, the numerator of which is the percentage by which Company Total Shareholder Return exceeded median Total Shareholder Return of the S&P 500 Companies on the applicable Determination Date (determined in a manner consistent with the determination of Total Shareholder Return under this Agreement) and the denominator of which is the applicable Minimum Excess Percentage. For the avoidance of doubt, if the Company’s Total Shareholder Return does not exceed the median Total Shareholder Return of the S&P 500 Companies on a Determination Date, no Shares shall become earned or eligible to vest under this Section 5 on such date.
6.Change in Control.
(a)    In the event a Change in Control occurs on or prior to the Vesting Date, to the extent the Shares have not become earned and eligible to vest in whole or in part under Section 5 above as of the date such Change in Control is consummated, and to the extent the Shares are outstanding as of immediately prior to the Change in Control, upon the consummation of such Change in Control the Shares shall be deemed earned and shall become eligible to vest in full. If the Shares are deemed earned and become eligible to vest under this Section 6(a), the Shares shall vest in full on the Vesting Date, subject to the Grantee’s remaining in continuous Employment from the Date of Grant through the Vesting Date (subject to Sections 6(b) or 7 below).
(b)    If, in connection with a Change in Control, this Award is not assumed or continued, and a new award is not substituted for this Award by the acquiror or survivor (or an affiliate of the acquiror or survivor) in accordance with the provisions of Section 7 of the Plan, this Award, to the extent outstanding immediately prior to such Change in Control but not then vested, will automatically vest in full upon the occurrence of such Change in Control.
7.Effect of Certain Terminations of Employment. Notwithstanding anything herein to the contrary, if (i) the Grantee’s Employment (1) is terminated by the Company other than for Cause and other than for Performance-Based Cause (each, as defined in the Employment Agreement), (2) terminates due to the Grantee’s death or is terminated by the Company due to the Grantee’s disability (as determined under Section 5(b) of the Employment Agreement), or (3) is terminated by the Grantee for Good Reason, in each case, prior to March 31, 2018 (and regardless of whether or not a Change in Control has occurred) (the date a termination of employment described in subsections (1), (2) or (3) occurs, the “Termination Date”), and (ii) on the Termination Date, the Company’s Total Shareholder Return is equal to or exceeds the median Total Shareholder Return of the S&P 500 Companies, then a portion of the Shares will become vested on the Termination Date as follows (it being understood that the number of Shares that become vested as set forth below is a cumulative number and that there shall not be any duplication of the number of Shares vested under this Section 7):

(a)    Subject to subsection (d), if the Company’s Total Shareholder Return equals the median Total Shareholder Return of the S&P 500 Companies on the Termination Date, 75,000 Shares will become vested on the Termination Date.
(b)    Subject to subsection (d), if the percentage by which the Company’s Total Shareholder Return exceeds the median Total Shareholder Return of the S&P 500 Companies on the Termination Date is equal or greater than the Hurdle as of the date of such termination, 150,000 Shares will become vested under this Section 7 on the Termination Date.
(c)    Subject to subsection (d), if the percentage by which the Company’s Total Shareholder Return exceeds the median Total Shareholder Return of the S&P 500 Companies on the Termination Date is less than the Hurdle on the Termination Date, a number of Shares will become vested under this Section 7 on the Termination Date equal to (x) 75,000, plus (y) the number of Shares that is equal to 75,000 multiplied by a fraction, the numerator of which is the percentage by which Company Total Shareholder Return exceeded median Total Shareholder Return of the S&P 500 Companies on the Termination Date (determined in a manner consistent with the determination of Total Shareholder Return under this Agreement) and the denominator of which is the Hurdle as of the Termination Date. For the avoidance of doubt, if the Company’s Total Shareholder Return does not exceed the median Total Shareholder Return of the S&P 500 Companies on such date of termination, no Shares shall become vested under this Section 7 on the Termination Date.
(d)    In the event that the Grantee’s Employment terminates due to the Grantee’s death or is terminated by the Company due to the Grantee’s disability (as determined under Section 5(b) of the Employment Agreement) prior to March 31, 2018, the number of Shares that become vested under this Section 7 will be pro-rated based on the number of days that elapsed from the Date of Grant until the Termination Date.
8.Dividends, etc. The Grantee shall be entitled to receive any and all dividends or other distributions paid with respect to those Shares of which the Grantee is the record owner on the record date for such dividend or other distribution; provided, however, that any property or cash (including, without limitation, any regular cash dividends) distributed with respect to a Share (the “associated share”) acquired hereunder, including without limitation a distribution of Stock by reason of a stock dividend, stock split or otherwise, or a distribution of other securities with respect to an associated share, shall be subject to the restrictions of this Agreement in the same manner and for so long as the associated share remains subject to such restrictions, and shall be promptly forfeited if and when the associated share is so forfeited; and further provided, that the Administrator may require that any cash distribution with respect to the Shares be placed in escrow or otherwise made subject to such restrictions as the Administrator deems appropriate to carry out the intent of the Plan. Any cash amounts that would otherwise have been paid with respect to an associated share shall be accumulated and paid to the Grantee, without interest, only upon, or within thirty (30) days following, the date on which such associated share vests in accordance with this Agreement (such date, the “Vesting Date”) and any other property distributable with respect to an associated share shall vest on the Vesting Date. References in this Agreement to the Shares shall refer, mutatis mutandis, to any such restricted rights to cash or restricted property described in this Section 8.
9.Forfeiture Risk, Recovery of Compensation.
(a)    Except as expressly provided in Section 4, 6 or 7 above, if the Grantee’s Employment ceases for any reason, including death, the Shares, to the extent not already vested, will be automatically and immediately forfeited upon such termination.
(b)    This Award is subject to Section 6(a)(5) of the Plan. The Award (whether or not vested) is subject to forfeiture, termination and rescission, and the Grantee will be obligated to return to the Company the value received with respect to the Award (including any gain realized on a subsequent sale or disposition of Shares), (i) upon or in connection with a breach by the Grantee of a non-competition, non-solicitation, confidentiality or similar covenant or agreement with the Company or its subsidiaries, (ii) in accordance with any clawback or similar policy maintained by the Company, as such policy may be amended and in effect from time to time, or (iii) as otherwise required by law or applicable stock exchange listing standards, including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act.
(c)    The undersigned hereby (i) appoints the Company as the attorney-in-fact of the undersigned to take such actions as may be necessary or appropriate to effectuate a transfer of the record ownership of any Shares that are unvested and forfeited hereunder, (ii) agrees to deliver to the Company, as a precondition to the issuance of any certificate or certificates with respect to unvested Shares hereunder, one or more stock powers, endorsed in blank, with respect to such Shares, and (iii) agrees to sign such other powers and take such other actions as the Company may reasonably request to accomplish the transfer or forfeiture of any unvested Shares that are forfeited hereunder.
10.Retention of Certificates. Any certificates representing unvested Shares shall be held by the Company. If unvested Shares are held in book entry form, the undersigned agrees that the Company may give stop transfer instructions to the depository to ensure compliance with the provisions hereof.
11.Legends, Etc. Any certificates representing unvested Shares will bear such legends as determined by the Company that discloses the restrictions on transferability imposed on such Shares as a result of this Agreement and the Plan. As soon as practicable following the vesting of any such Shares the Company shall cause a certificate or certificates covering such Shares, without the aforesaid legend, to be issued and delivered to the undersigned. If any Shares are held in book-entry form, the Company may take such steps as it deems necessary or appropriate to record and manifest the restrictions applicable to such Shares.
12.Certain Tax Matters.

(a)    The Grantee has been advised to confer promptly with a professional tax advisor to consider whether the Grantee should make a so-called “83(b) election” with respect to the Shares. Any such election, to be effective, must be made in accordance with applicable regulations and within thirty (30) days following the date this Award is granted and the Grantee must provide the Company with a copy of the 83(b) election prior to filing. The Company has made no recommendation to the Grantee with respect to the advisability of making such an election.
(b)    This Award or the vesting of the Shares granted hereunder, and the payment of dividends with respect to such Shares, will give rise to “wages” subject to withholding. The Grantee expressly acknowledges and agrees that the Grantee’s rights hereunder are subject to the Grantee promptly paying to the Company in cash (or by such other means as may be acceptable to the Administrator in its discretion) all taxes required to be withheld. The Grantee authorizes the Company and its subsidiaries to withhold such amounts from any amounts otherwise payable to the Grantee, but nothing in this sentence should be construed as relieving the Grantee of any liability for satisfying his or her obligation under the preceding provisions of this Section.
13.Effect on Employment. The grant of the Shares will not give the Grantee any right to be retained in the employ of the Company or any of its Affiliates, affect the right of the Company or any of its Affiliates to discharge or discipline such Grantee at any time, or affect any right of such Grantee to terminate his or her Employment at any time.
14.Stock Ownership Guidelines. This Award is subject to the Company’s Stock Ownership Guidelines, as adopted on May 15, 2012, as such guidelines may be amended, revised or supplemented from time to time (the “Guidelines”). The Grantee acknowledges and agrees to comply with the terms and conditions of the Guidelines, including the retention ratios set forth therein.
15.Governing Law. This Agreement and all claims or disputes arising out of or based upon this Agreement or relating to the subject matter hereof will be governed by and construed in accordance with the domestic substantive laws of the State of Delaware without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.
By acceptance of the Shares, the Grantee agrees hereby to be subject to the terms of the Plan. The Grantee further acknowledges and agrees that (i) the signature to this Agreement on behalf of the Company may be an electronic signature that will be treated as an original signature for all purposes hereunder and (ii) the signature, whether electronic or non-electronic, will be binding against the Company and will create a legally binding agreement when this Agreement is countersigned by the Grantee.
[The remainder of this page is intentionally left blank]

Executed as of the 28th day of February, 2014.

Company:	DUNKIN’ BRANDS GROUP, INC.

By:     /s/ Richard Emmett
    Name: Richard Emmett
Title: Chief Legal and Human Resources Officer

Grantee:	/s/ Nigel Travis
Name: Nigel Travis

[Signature Page to Restricted Stock Agreement]